November 30, 2023

Cantor Select Portfolios Trust

110 E. 59th Street
New York, NY 10022

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 7 to the Registration Statement, 1933 Act File No. 333-262101 and 1940 Act File No. 811-23774 (the “Registration Statement”), of Cantor Select Portfolios Trust (the “Trust”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 8 under the Securities Act of 1933 (Amendment No. 10 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
3333 Piedmont Road NE, Suite 2500 ■ Atlanta, GA ■ Tel 678.553.2432